Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and Reports Improved 2004 Third Quarter Results

HOUSTON (October 22, 2004) /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported increased net income for the three months ended September 30, 2004 of $27.6 million, or $0.39 per unit, compared with $23.5 million, or $0.38 per unit, for the third quarter of the prior year.  For the first nine months of 2004, net income was $96.6 million, or $1.45 per unit, compared with $79.4 million, or $1.39 per unit, for the first nine months of 2003.  The 2004 third quarter and year-to-date results were reduced $12 million, or approximately $0.22 per unit, due to an unexpected rate refund order pertaining to the Partnership’s Kansas Pipeline System.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $81.5 million and $68.3 million, respectively for the third quarters of 2004 and 2003.  EBITDA was $251.6 million and $214.0 million, respectively for the first nine months this year and last.  (EBITDA is reconciled to net income below.)

Enbridge Partners also declared a cash distribution of $0.925 per unit payable November 12, 2004 to unitholders of record on November 1, 2004.

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “The Partnership recorded a substantial $16.6 million increase in comparative third quarter operating income, which reflected both success with our acquisition strategy and capitalization on our organic growth opportunities.  Assets acquired in the last year, primarily the North Texas natural gas system and the Mid-Continent crude oil system, accounted for about 60% of the increased operating income.  Improved performance of existing assets accounted for the remaining 40% of the increase, as both our crude oil and natural gas businesses had higher volumes and better per unit revenue.”

Tutcher continued, “Naturally, we were disappointed with the Federal Energy Regulatory Commission (“FERC”) Order on Remand for the Kansas Pipeline System’s initial rates and that FERC has reversed prior decisions in this complex case.  The FERC has now concluded that Kansas Pipeline is obligated to make refunds to affected shippers.  The Partnership is exploring its options, including requesting a re-hearing.”

During the third quarter, the Partnership continued to progress on a number of previously announced expansion projects.

All necessary right-of-ways and permits were secured and ground was broken for the new $150-million natural gas transmission line and gathering laterals on the East Texas System.

Approximately 80% of the initial 500 MMcf/d transmission line capacity has been subscribed.  The transmission line, which is expandable to approximately 1.0 Bcf/d with the addition of compression, is on schedule for start-up in the second quarter of 2005.  The first gathering lateral, which will feed the new transmission line when it is complete, was recently placed in service.  This $12-million, 30-mile extension immediately increased gathering volumes for the East Texas System by 80 MMcf/d and is expected to attract an additional 25 MMcf/d over the next few years.

Construction commenced on the 100-MMcf/d Anadarko System processing plant expansion.  However, the strong growth profile for the Anadarko Basin has caused the Partnership to consider increasing the scale of the new processing plant by up to 50%.  As a result, the initial start date for the project has been re-scheduled to early 2005.  Depending on the final capacity specifications for the plant and associated inlet and outlet facilities, the estimated project cost is between $34 million and $48 million.

Commercial commitments were finalized for the $28-million first stage of the Mid-Continent System project to add 2.3 million barrels of crude oil storage by late 2005.  The Partnership is continuing discussions with customers relating to long-term commitments to support the $18-million second stage, due to add 1.4 million barrels of storage in 2006.

Tutcher elaborated, “The current inventory of core-system expansion projects resulted from our disciplined approach of acquiring assets in promising locations and then applying our experience to expand the initial footprints.  We believe there are numerous additional expansion opportunities in the producing regions in which we are established.  Furthermore, the market for acquiring energy transportation assets is currently quite active and there is potential for the Partnership to add significant complementary assets to its portfolio.”

COMPARATIVE THIRD QUARTER AND YEAR TO DATE EARNINGS

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2004	2003	2004	2003
Segmented operating income:
•Liquids	$37.8	$28.7	$103.8	$88.0
•Natural Gas	23.4	15.4	67.1	47.6
•Marketing	1.7	1.6	4.6	8.8
•Corporate	(1.3)	(0.7)	(3.3)	(2.4)
Operating income	$61.6	$45.0	$172.2	$142.0
Interest expense	(22.2)	(21.4)	(65.8)	(64.3)
Rate refunds	(12.0)	—	(12.0)	—
Interest and other income (expense)	0.2	(0.1)	2.2	1.7
Net income	$27.6	$23.5	$96.6	$79.4
Allocations to General Partner	(5.5)	(4.7)	(16.5)	(14.3)
Net income allocable to Limited Partners	$22.1	$18.8	$80.1	$65.1
Weighted average units (millions)	55.7	48.9	55.1	46.8
Net income per unit (dollars)	$0.39	$0.38	$1.45	$1.39

Liquids – Operating income from the Liquids segment was $37.8 million for the third quarter, an increase of $9.1 million over the same period in 2003.  The 2004 results include a $4.8 million contribution from the Mid-Continent assets acquired on March 1, 2004.  Operating revenue on the Lakehead system was higher due to a 5% increase in deliveries over the same period last year.  Deliveries reflected the incremental production from western Canadian oil sands projects that were put into service during the latter half of 2003.  Operating revenue was also positively impacted by an increase in tariffs due to the positive indexed-tariff adjustment effective July 1, 2004.  Offsetting this were higher power costs associated with the increased deliveries and slightly higher operating and administrative costs.  Deliveries on our three Liquids systems were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(thousand barrels per day)	2004	2003	2004	2003
Lakehead	1,394	1,332	1,419	1,318
Mid-Continent	264	—	236	—
North Dakota	85	78	81	77
Total	1,743	1,410	1,736	1,395

Natural Gas – The Natural Gas segment contributed $23.4 million to operating income in the third quarter of 2003, an increase of $8.0 over the same period in 2003.  The 2004 results reflect a $5.3 million contribution from the North Texas assets acquired on December 31, 2003.  Drilling activity continues to be strong in the Anadarko Basin straddling Texas and Oklahoma, which has resulted in higher volumes on the Anadarko system.  In addition, stronger natural gas liquids prices continue to enhance processing returns on both the East Texas and Anadarko systems.  Average daily volumes for the 16 principal systems were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(MMBtu/d)	2004	2003	2004	2003
East Texas	693,000	579,000	643,000	574,000
Anadarko	371,000	262,000	321,000	249,000
North Texas	196,000	—	192,000	—
South Texas	38,000	37,000	42,000	36,000
UTOS	259,000	184,000	227,000	222,000
Midla	103,000	106,000	106,000	116,000
AlaTenn	47,000	44,000	60,000	59,000
KPC	20,000	22,000	45,000	46,000
Bamagas	55,000	24,000	33,000	17,000
Other Major Intrastates	184,000	179,000	187,000	182,000
Major Systems Total	1,966,000	1,437,000	1,856,000	1,501,000

Marketing – The Marketing segment contributed $1.7 million to operating income in the third quarter of 2004, an increase of $0.1 million over the same period in 2003.  Operating income included a non-cash gain of $0.3 million primarily related to mark-to-market adjustments for hedges which the Partnership utilizes to lock in margins for corresponding natural gas purchase and sale transactions that are based on different price indexes.

Partnership Financing – The increase in interest expense to $22.2 million for the third quarter this year, compared with $21.4 million in the third quarter last year, was due to additional debt incurred by the Partnership to finance recent acquisitions and system expansions, offset by lower interest rates.  Principally, these included the North Texas and Mid-Continent acquisitions, Phase III of the Terrace Expansion Program, and the Griffith Lateral project.  Similarly, weighted average units outstanding increased to 55.7 million units from 48.9 million units due to additional partners’ capital raised for the acquisitions and expansions.

Rate Refunds – Included in the Partnership’s net income for the third quarter this year was a charge of $12.0 million, or approximately $0.22 per unit, related to Management’s estimate of rate refunds and related interest for the Kansas Pipeline System.  On October 8, 2004, the FERC issued an Order on Remand relating to the initial rates on this system.  In this order, the FERC found that the proper initial rates are lower than the initial rates previously charged to customers pending resolution of this contested rate case.  The refund is applicable for the period between December 1997 and November 2002.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable November 12, 2004 to shareholders of record on November 1, 2004.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on October 28, 2004.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, October 25.  Interested parties may watch the live webcast, or a replay that will be available shortly after the presentation, at the link provided below.  The audio portion of the presentation is also accessible by telephone at (706) 679-0604 and can be replayed until November 8 by calling (706) 645-9291 and entering code 1036984.

Webcast: www.vcall.com/CEPage.asp?ID=89377

Presentation slides and condensed unaudited financial statements will be available as supplemental materials on the Partnership’s website shortly ahead of its web presentation.

Presentation Slides: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=1200

Financial Statements: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=700

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

EBITDA RECONCILIATION

EBITDA is a financial measure not recognized by generally accepted accounting principles, therefore, the following reconciliation to net income is provided.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2004	2003	2004	2003
Net income	$27.6	$23.5	$96.6	$79.4
Interest expense	22.2	21.4	65.8	64.3
Depreciation and amortization	31.7	23.4	89.2	70.3
Income taxes	0.0	0.0	0.0	0.0
EBITDA	$81.5	$68.3	$251.6	$214.0

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,”

“estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

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